Exhibit 10.5(q)
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NOTICE OF GRANT

Performance Restricted Stock Units

____________________ [name of recipient]

You have been granted Performance Restricted Stock Units PRSUs) of First Horizon National Corporation as follows:

DATE OF GRANT:	PERFORMANCE PERIOD:	Fiscal year _____
VESTING DATE OF PRSUS:	DETERMINATION DATE:	Expected to occur in Q1 _____
GOVERNING PLAN: 2003 Equity Compensation Plan

     Your PRSU award recognizes your leadership and performance within the organization. This PRSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the performance period.
     There is no specific number of PRSUs granted initially. The maximum number of shares will be ______. The number of PRSUs covered by this award will be determined based on performance during the Performance Period, coupled with the Committee’s exercise of negative discretion, all as provided in Exhibit A to this Notice.
     This PRSU award involves two steps. First, on the “determination date,” the Committee will determine the final number of PRSUs granted. That determination will be made following the performance period, and you must satisfy all vesting conditions during that period. Second, if the number of PRSUs is determined to be more than zero, you must continue to satisfy all vesting conditions through the vesting date. The number of PRSUs so determined cannot exceed the maximum share number specified above. If the number so determined is zero, then this award shall expire without any payment to you.
     This PRSU award is subject to possible forfeiture in accordance with this Notice, the Plan, and the Committee’s Procedures. For this award: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the vesting date; but (b) if your termination of employment occurs after the performance period is completed because of your death or permanent disability, this award will vest immediately or, if the number of PSRUs has not been determined, will vest immediately after the Committee determines the final number of PSRUs. One effect of clause (a) is that retirement unrelated to permanent disability normally results in the immediate forfeiture of unvested PRSUs. The Compensation Committee reserves the right, in its sole discretion, to accelerate vesting; no employee has any right to receive acceleration.
     PRSUs are not shares of stock and are not transferable. Each PRSU that vests will result in one share of FHNC common stock being issued to you, or the fair market value of one share of stock being paid to you in cash, subject to withholding for taxes. PRSUs generally are payable in cash at vesting or in the next payroll  cycle.  However,  if at the time of vesting you do not fully meet FHNC’s share ownership guideline, PRSUs that vest will be paid 75% in shares and 25% in cash until you satisfy FHNC’s share ownership guidelines, and the excess (if any) will be paid 100% in cash.
     Prior to the determination date, your award will accrue no dividends or dividend equivalents. After the determination date, your PRSUs will accrue cash dividend equivalents. From the determination date until the vesting date, dividend equivalents accumulate (without interest) as if each PRSU were an outstanding share. To the extent that PRSUs vest, the accumulated dividend equivalents associated with vested PRSUs will be paid in cash at vesting or in the next payroll cycle. Dividend equivalents associated with forfeited PRSUs likewise are forfeited. After the determination date, stock splits and stock dividends will result in a proportionate adjustment to the number of PRSUs as provided in the Plan.
     Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents paid to you. As of the date of grant, the Committee’s Procedures provide that FHNC will withhold cash and (to the extent cash is insufficient) shares at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this PRSU award this year. If you make a Section 83(b) election, it will result in the forfeiture of your PRSU award. FHNC reserves the right to defer payment of PRSUs if that payment would result in a loss of tax deductibility.
Questions about your PRSU grant?
     Important information concerning the Governing Plan and this PRSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PRSU award or need a copy of the Governing Plan, the related prospectus, or the Committee’s current administrative procedures, contact the Executive Compensation Manager, _______________, at (901) 523-__________. For all your personal stock incentive information, visit the My Stock Options website in the Managing Your Money section of FirstNet.

[Managing Your Money logo]

EXHIBIT A

Performance Restricted Stock Units (PRSUs) Performance Criteria
Fiscal [year] Performance Period

Basic Calculation Framework for Determining Number of PRSUs

The number of PRSUs will be determined by the Committee after the performance period in accordance with the following formula:

[PRSU Number] = ([Adjusted MIP Dollars] - [$4,000,000])/[Share Value]

Definitions and Related Provisions

PRSU Number — The number of PRSUs covered by this award will be determined by the Committee on the determination date in accordance with this Exhibit and the award notice. The number of PRSUs will be rounded down to the nearest whole share. The number will not be less than zero and may not exceed the maximum number of PRSUs specified in the award notice.

Adjusted MIP Dollars — Adjusted MIP Dollars is your MIP Dollars (defined below) adjusted by the Committee through the exercise of negative discretion under the Governing Plan and this award. MIP Dollars is that number of dollars calculated to be payable to you under the 2002 Management Incentive Plan (“MIP”) for the year_____ before the Committee’s exercise of negative discretion under the 2002 MIP and the terms of your _____ [year] MIP bonus award. In other words, the number of Adjusted MIP Dollars for purposes of this award is determined first by the same formulas, data, and required numerical, accounting, and other adjustments specified in, or in accordance with, the MIP and/or your _____ [year] bonus award under that plan and is then subject to discretionary reduction (adjustment) by the Committee at the time of making the final determination of PSRUs on the determination date, through the exercise of negative discretion under the Governing Plan and this award. Negative discretion exercised in connection with this award to determine your Adjusted MIP Dollars may, but need not be, exercised in the same manner as negative discretion is exercised under the MIP and/or your _____ [year] bonus opportunity under that plan. Your Adjusted MIP Dollars as determined under this award must exceed $4 million in order for this award to have any value to you.

Share Value — The fair market value (as defined in the Governing Plan) of a share of FHNC common stock on the determination date.

Once the final number of PSRUs is determined on the determination date and communicated to the award recipient in writing, the number no longer is subject to negative discretion. If the Committee makes its determinations on more than one date, the determination date is the day the last determination is made.

All determinations shall be made by the Committee unless otherwise expressly provided in the award notice, including this Exhibit. The Committee or, in the case of administrative matters, the Total Rewards Manager, has the power to interpret, apply, and administer the provisions of this award.